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                                                                  EXHIBIT 10.19


                              SETTLEMENT AGREEMENT



         THIS SETTLEMENT AGREEMENT made as of the 29th day of September, 1995, by and between CORE TECHNOLOGIES (PENNSYLVANIA), INC., a Delaware corporation having offices at 110 Summit Drive, Exton, Pennsylvania 19341 (hereinafter, the "Company") and JOSEPH PISARRA, an individual having an address at 8001 Kerry Lane, Chevy Chase, Maryland 20815 (hereinafter, "Pisarra"),

                              W I T N E S S E T H:

         WHEREAS, Corel, Inc., a Delaware corporation and a subsidiary of the Company (hereinafter "Corel") and Pisarra entered into a certain Common Stock Purchase Agreement as of December 29, 1989 (hereinafter the "Purchase Agreement") pursuant to which Corel agreed to sell to Pisarra 100 shares of common stock of Corel, par value $.01 per share (hereinafter, the "Pisarra Stock"), and Pisarra agreed to purchase the Pisarra Stock, for the aggregate sum of $7,500.00; and
         WHEREAS, Pisarra acquired the Pisarra Stock from Corel as set forth in the Purchase Agreement and also acquired the right (hereinafter, the "Put") under Section 7 of the Purchase Agreement to sell to Corel, and to require Corel to purchase, all of the Pisarra Stock for a price to be determined as set forth in Section 7(a) of the Purchase Agreement; and


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         WHEREAS, Pisarra gave notice of his exercise of the Put as required by
Section 7(b) of the Purchase Agreement by a letter to Corel dated October 17, 1994; and
         WHEREAS, Corel was unable to purchase the Pisarra Stock as otherwise required under the Purchase Agreement because the purchase of the Pisarra Stock would have impaired the capital of Corel and also would have violated agreements to which Corel is subject; and
         WHEREAS, Pisarra is now willing to relinquish his right to exercise the Put, and also is willing to transfer to the Company all of the Pisarra Stock, in consideration for his receipt of 150,000 shares of the common stock of the Company, par value $.01 per share, as provided in this Settlement Agreement.
         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
         1. Transfer and Release. In consideration of the Company's issuance to Pisarra of 150,000 shares of common stock of the Company, par value $.01 per share, Pisarra hereby:
         (a) transfers to the Company all of the Pisarra Stock and also agrees to sign and deliver any stock powers that may be required in connection with such transfer, and
         (b) releases, remises, acquits and forever discharges the Company and Corel and their respective predecessors, successors, assigns, past, present and future directors, officers, shareholders, employees, agents, consultants, attorneys and representatives, of and from any and all actions, causes of


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action, claims, suits, demands, rights, damages, losses, costs, expenses, fees
(including attorneys fees), accounts, judgments, executions, debts, obligations and any and all liabilities of any kind or nature whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected, that Pisarra ever had, now has or may have or claim to have in the future, arising out of, based upon or in any way related to, the Pisarra Stock, the Purchase Agreement (including all rights of Pisarra under the Purchase Agreement), the Put (including the inability to consummate the Put as contemplated under the Purchase Agreement) or that certain Agreement dated December 31, 1988 by and between the Company and OfficeWorks, Inc.
         2. Issuance of Company Stock. In consideration of Pisarra's transfer of the Pisarra Stock to the Company and Pisarra's execution of this Agreement, including the preceding release provisions, the Company hereby issues to Pisarra 150,000 shares of common stock of the Company, par value $.01 per share (hereinafter, the "Common Stock").
         3. Representations and Warranties of Pisarra. Pisarra hereby represents to the Company as follows:
         (a) Experience. Pisarra has substantial experience in evaluating and investing in companies similar to the Company, so that Pisarra is capable of evaluating the merits and risks of his investment in the Company. Pisarra has received such independent advice and counsel, and has reviewed such reports and information (including the reports and information described in paragraph (d)


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below), as Pisarra has deemed necessary for the purpose of evaluating his purchase of the Common Stock.
         (b) Stock Restrictions. Pisarra acknowledges that the shares of Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 (hereinafter the "Securities Act") in that they have not been and will not be registered under the Securities Act or any state securities laws, that the sale or other transfer of the Common Stock will be subject to restrictions to assure compliance with applicable securities laws, and that certificates representing these securities will bear a legend evidencing these restrictions. The Common Stock cannot be sold or transferred unless it is subsequently registered under applicable law or an exemption from registration is available. The Company has no obligation to register or assist in the registration of the Common Stock. Rule 144 under the Securities Act will be available, if at all, to permit a public resale of the Common Stock only after two years have elapsed from the issuance of the Common Stock pursuant to this Settlement Agreement. In addition, Pisarra understands that the market for the Common Stock is limited, and therefore Pisarra may be required to hold such securities and bear the economic risk of an investment in the Company for an indefinite period.
         (c) Investment. Pisarra is acquiring the Common Stock solely for his own account, for investment, and not with a view to or in connection with any public resale or distribution of the Common Stock. Pisarra acknowledges that the Company is relying on the preceding representation in determining that the


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Common Stock may be issued to Pisarra without registration under Federal or state securities laws.
         (d) Access to Reports and Information. Pisarra has reviewed the Company's Annual Report on Form 10-KA, filed with the Securities and Exchange Commission on August 3, 1995, as amended, the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1995, and the Company's Current Report on Form 8-K dated August 25, 1995, and Pisarra has had the opportunity to ask questions of, and request additional information regarding the business, finances and affairs of the Company from, officers of the Company. All questions have been answered and all information which has been requested has been provided to the satisfaction of Pisarra.
         (e) Authorization. This Settlement Agreement, when executed and delivered by Pisarra, will constitute the valid and legal binding obligation of Pisarra, enforceable in accordance with its terms.
         4. Governing Law. This Settlement Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without reference to those provisions governing conflict of laws.
         5. Parties Bound. This Settlement Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective heirs, executors, administrators and successors.
         6. Entire Agreement. This Settlement Agreement constitutes the entire

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understanding of the parties hereto with respect to the subject matter hereof and no modification or change will be made to this Settlement Agreement unless it is reduced to a writing signed by both of the parties hereto. If any one or more of the provisions of this Settlement Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby. To the extent permitted by law, each party waives any provision of law which renders any provision of this Settlement Agreement invalid, illegal, or unenforceable in any respect.

         IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the day and year first above written.

ATTEST:  (Corporate Seal)                CORE TECHNOLOGIES (PENNSYLVANIA),
                                              INC.


_________________________                By:_____________________________




WITNESS:  _______________                ________________________________
                                         JOSEPH PISARRA



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